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                                                                EXHIBIT (4)-1

                                MEDPARTNERS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I
                                     PURPOSE

         1.1 PURPOSE. The MedPartners, Inc. Employee Stock Purchase Plan (the "Plan") has been established to provide eligible employees of MedPartners, Inc. (the "Company") and its subsidiaries an opportunity to purchase shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), on a more advantageous basis than would otherwise be available, thereby increasing their interest in the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.


                                   ARTICLE II
                                   DEFINITIONS

         As used herein, the following words and phrases shall have the following meanings:

         2.1 "ADMINISTRATION AGENT" shall mean the third-party administration firm selected by the Board to provide the administrative services with respect to the Plan as set forth herein.

         2.2 "BOARD" shall mean the Board of Directors of the Company.

         2.3 "BROKERAGE AGENT" shall mean the registered broker-dealer selected by the Board to administer the brokerage accounts of Participating Employees.

         2.4 "COMMON STOCK" shall mean the Company's Common Stock, par value $.001 per share.

         2.5 The "COMPANY" shall mean MedPartners, Inc., a Delaware corporation, or its successors.

         2.6 "CONTRIBUTION ACCOUNT" shall mean an account established on behalf of a Participating Employee to which the Participating Employee's contributions made pursuant to Article V shall be credited.


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         2.7 A Participating Employee's "CONTRIBUTION RATE" shall be the amount selected by the Participating Employee to be contributed by payroll deduction to his or her Contribution Account, as outlined in Section 5.5.

         2.8 The "EFFECTIVE DATE" of this Plan shall be January 1, 1997. The "EFFECTIVE DATE" of a particular Employee's enrollment in the Plan shall be the first day of the calendar quarter following such Employee's election to participate in the Plan made in accordance with the provisions of Article V, except that February 1, 1997 shall be the Effective Date of enrollment for Employees who enroll during the Extended Enrollment Period.

         2.9 "EMPLOYEE" shall mean any person who is employed by the Company or a subsidiary of the Company.

         2.10 "EMPLOYEE PLAN YEAR" shall mean the 12-month period following the Effective Date of a Participating Employee's enrollment in the Plan; provided, however, that the initial Employee Plan Year for Employees who enroll during the Extended Enrollment Period shall be the 11-month period from February 1, 1997 to December 31, 1997.

         2.11 The "EXTENDED ENROLLMENT PERIOD" shall mean the period from December 9, 1996 through December 31, 1996 during which eligible Employees may enroll in the Plan effective as of February 1, 1997.

         2.12 "ISSUE PRICE" shall mean the purchase price of shares of the Company's Common Stock to be charged to a Participating Employee on the Purchase Date, as determined in accordance with Section 7.1.

         2.13 "MARKET PRICE" shall mean the closing sale price of a share of Common Stock for the day upon which the Market Price is to be determined as reported on the National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or, if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (the "Composite Tape"). Notwithstanding the foregoing, if the Common Stock is no longer reported on the Composite Tape, the Market Price of the Company's Common Stock as of a particular date shall be determined using such method as shall be determined by the Board.

         2.14 "PARTICIPATING EMPLOYEE" shall mean any eligible Employee opting to participate in the Plan.

         2.15 "PLAN" shall mean the MedPartners, Inc. Employee Stock Purchase Plan, as set forth herein, and all subsequent amendments hereto.


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         2.16 "PURCHASE DATE" shall mean the New York Stock Exchange's last trading date during an Employee Plan Year.


                                   ARTICLE III
                                 ADMINISTRATION

         3.1 BOARD'S ADMINISTRATION OF AND AUTHORITY AND RESPONSIBILITIES WITH RESPECT TO THE PLAN. The Plan shall be administered by the Board. The Board shall have full power and authority to administer the Plan, to interpret and construe any provision of the Plan finally and conclusively with respect to all persons having any interest thereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan, providing for matters not specifically covered thereby, and to alter, amend or revoke any rules or regulations so adopted; provided, however, that the Administration Agent and Brokerage Agent shall have the responsibilities with respect to the Plan set forth below and elsewhere herein. No member of the Board shall be liable to the Company, any stockholder, any employee of the Company or its subsidiaries or any participant in the Plan for any action or determination in good faith with respect to the Plan.

         3.2 ADMINISTRATION AND BROKERAGE AGENTS. The Board will select and designate a third-party administration firm and a registered broker-dealer to provide the administrative and brokerage services, respectively, with respect to the Plan as set forth herein. The Board may from time to time replace and redesignate either the Administration Agent or the Brokerage Agent.


                                   ARTICLE IV
                             SHARES SUBJECT TO PLAN

         4.1 SHARES SUBJECT TO PLAN. The Company hereby reserves 5,000,000 shares of Common Stock for issuance under the Plan. These shares shall be authorized and unissued shares. To the extent provided by resolution of the Board, such shares may be uncertificated.

         4.2 ADJUSTMENTS TO SHARES RESERVED. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to the Plan or contributed amounts under the Plan shall be equitably adjusted by the Board, in its sole discretion, to preserve the value of benefits under the Plan.



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                                    ARTICLE V
                           ELIGIBILITY AND ENROLLMENT

         5.1 INITIAL ELIGIBILITY. Subject to the limitations set forth below, every Employee of the Company and its subsidiaries who has been employed by the Company or a subsidiary for at least the 60 consecutive days preceding the Effective Date of such person's enrollment is eligible to participate in the Plan.

         5.2 LIMITATIONS ON PARTICIPATION. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be entitled to participate, select a Contribution Rate, contribute amounts to his or her Contribution Account or otherwise purchase Common Stock under the Plan (or any other employee stock purchase plan of the Company and its subsidiaries, if any) to the extent:

                   (a) that such participation, contribution or purchase, as the case may be, is at a rate that exceeds $25,000 in fair market value of the Common Stock in any calendar year (as determined under Section 423 of the Code); or

                   (b) that, giving effect to such participation, contribution or purchase, as the case may be, such Employee would own or beneficially own Common Stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company.

         5.3 ENROLLMENT. The Company or the Administration Agent shall furnish information relating to the Plan and Plan enrollment to each Employee who is or becomes eligible to participate. If the Employee elects to participate in the Plan (and thus become a Participating Employee), he or she shall enroll according to the enrollment procedures set forth in the information provided by the Company or the Administration Agent. Upon enrollment, the Company or the Administration Agent will provide a confirmation statement to the Participating Employee. If an eligible Employee does not elect to participate as of the first calendar quarter available for such Employee's election (or as of February 1, 1997 by enrolling during the Extended Enrollment Period), the Employee may nonetheless elect to participate commencing with any subsequent calendar quarter.

         5.4 EFFECTS OF ENROLLMENT. Enrollment in the Plan is for one year from the Effective Date of enrollment (the "Employee Plan Year"), except that enrollment during the Extended Enrollment Period shall be for the 11-month period ended December 31, 1997. Amounts contributed by the Participating Employee will be applied to the purchase of shares of Common Stock in accordance with the provisions of Article VII at the end of such Employee Plan Year. Enrollment continues, and is automatically renewed at the end of an Employee Plan Year for an additional Employee Plan Year, unless and until payroll deductions and Plan participation have been specifically discontinued in accordance with the provisions of Article VI.



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         5.5 PARTICIPATING EMPLOYEE'S CONTRIBUTION RATE. In order to participate in the Plan, an Employee must elect to participate in accordance with Section
5.3 and must authorize the Company or its subsidiary, as applicable, to deduct from payroll on behalf of such Participating Employee a specified amount per pay period. Such amount may not be less than $5.00 nor more than $800.00 per pay period; provided, however, that such minimum and maximum amounts may be adjusted by the Company at any time and from time to time for the sake of administrative convenience and/or to ensure continued compliance with the provisions of Section 423 of the Code.


                                   ARTICLE VI
                   DEDUCTIONS, MODIFICATIONS & PLAN WITHDRAWAL

         6.1 DEDUCTIONS. Payroll deductions at the Participating Employee's Contribution Rate shall begin on the first pay date following the Effective Date of such Participating Employee's enrollment in the Plan. The Participating Employee's contributions shall be allocated to and deemed a part of the Participating Employee's Contribution Account. Participating Employee contributions will not be permitted to begin at any time other than the beginning of a calendar quarter (except for contributions by enrollees during the Extended Enrollment Period, which will begin following February 1, 1997). No interest shall accrue or be paid on any amounts withheld under the Plan.

         6.2 MODIFICATIONS IN CONTRIBUTION RATE. The Participating Employee's Contribution Rate, once established, shall remain in effect for all of the Employee Plan Year and subsequent Employee Plan Years unless changed by the Participating Employee in the manner specified by the Company or the Administration Agent. Notwithstanding anything herein to the contrary, a Participating Employee may only reduce his or her Contribution Rate during any Employee Plan Year. The Contribution Rate may not be increased during an Employee Plan Year.

         6.3 DISCONTINUING CONTRIBUTIONS. At any time during an Employee Plan Year, a Participating Employee may notify the Company or the Administration Agent that he or she wishes to discontinue his or her contributions for such Employee Plan Year. This notice shall be communicated in the manner specified by the Company or the Administration Agent. A Participating Employee who has discontinued contributions under the Plan may not resume contributions until his or her Employee Plan Year has expired.

         6.4 WITHDRAWAL FROM PLAN. At any time, a Participating Employee may notify the Company or the Administration Agent that he or she wishes to discontinue participation in the Plan. This notice shall be communicated in the manner specified by the Company or the Administration Agent. A Participating Employee who has discontinued participation in the Plan may not re-enroll in the Plan until his or her Employee Plan Year has expired. Upon withdrawal from the Plan pursuant to this Article


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VI, the Employee shall be issued a payroll check in the amount of his or her
Contribution Account as of the effective date of withdrawal as soon as administratively feasible.


                                   ARTICLE VII
                            PURCHASE OF COMMON STOCK

         7.1 PURCHASES. On each Purchase Date (which shall be the last trading day of each Employee Plan Year), the funds in a Participating Employee's Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing the Issue Price into the balance in such Contribution Account (subject to the limitations set forth in Section 7.2). The Issue Price of the shares of Common Stock issued under the Plan shall be equal to the lesser of: (i) 85% of the Market Price on the last trading date (or "Purchase Date") of an Employee Plan Year, or (ii) 85% of the Market Price on the first trading date of an Employee Plan Year. Any funds remaining in a Participating Employees' Contribution Account following the purchase shall be determined by the Brokerage Agent and returned to the Participating Employee, without interest, in accordance with such procedures as the Brokerage Agent may establish.

         7.2 OVER-ALLOTMENTS. If the total number of shares to be purchased by all Participating Employees on a Purchase Date exceeds the number of shares authorized under Article IV of the Plan, a pro-rata allocation of the available shares will be made among all Participating Employees based on the amount of the balances in their respective Contribution Accounts through the Purchase Date.

         7.3 ISSUED SHARES. A Participating Employee's shares of Common Stock will be deposited in a brokerage account opened on behalf of the Participating Employee with the Brokerage Agent. All fees and commissions associated with the operation of such brokerage account shall be the responsibility of the Participating Employee.


                                  ARTICLE VIII
                     CHANGES IN STATUS AFFECTING ELIGIBILITY

         8.1 TERMINATION OF EMPLOYMENT. Effective upon the termination of the Participating Employee's employment for any reason, including without limitation death or retirement, such person's participation in the Plan shall be deemed discontinued and authorized payroll deductions credited to his or her Contribution Account will be returned to him or her in accordance with the provisions of Section 6.4.

         8.2 TEMPORARY ABSENCE. If a Participating Employee temporarily leaves the employ of the Company or its subsidiaries by reason of leave of absence, temporary lay-off or temporary disability, the Participating Employee may, for a period of up to 180 days, continue his or her participation in the Plan. During any such period, the


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Participating Employee shall make regular payments to the Administration Agent
(in lieu of payroll deductions) at the applicable Contribution Rate (as may or may not be adjusted pursuant to Article VI), and such amounts shall be credited to the Participating Employee's Contribution Account. To the extent a Purchase Date occurs during such continuation period, amounts in the Contribution Account shall be applied to the purchase of shares of Common Stock as herein provided. However, notwithstanding anything herein to the contrary, if the Participating Employee has not resumed employment with the Company or its subsidiaries when such 180-day period has ended, he or she shall be treated as having discontinued his or her participation in the Plan as of such date, and the balance in his or her Contribution Account will be returned.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 TERM OF PLAN. Subject to the approval of the stockholders of the Company, this Plan will become effective on the Effective Date. The Plan shall remain in effect until all of the shares of Common Stock reserved for issuance hereunder have been issued and balances maintained in the Participating Employee Contribution Accounts have been distributed, unless earlier terminated by the Board.

         9.2 AMENDMENT OR TERMINATION BY BOARD. The Board may at any time or from time to time amend the Plan in any respect. The Board may terminate the Plan at any time. If the Plan is terminated, unless otherwise specified, the date of termination shall be treated as a Purchase Date. All funds in Participating Employee Contribution Accounts as of the termination date which are not applied toward purchases of shares of Common Stock shall be refunded to the Participating Employees.

         9.3 TRANSFERABILITY. Neither the right of an Employee to purchase shares of Common Stock hereunder, nor such Participating Employee's Contribution Account balance, may be transferred, pledged or assigned by the Employee (except, in the event of the Employee's death, by will or the laws of descent and distribution). Any such attempted transfer, pledge, assignment or other disposition shall be treated as an election of the Participating Employee to discontinue his or her participation in the Plan.

         9.4 COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue any shares of Common Stock under the Plan unless such issuance would comply with all applicable laws, including Federal and state securities laws, and the applicable regulations or requirements of any securities exchanges or similar entities.

         9.5 INVESTMENT INTENT. Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration


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requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         9.6 COMPLIANCE WITH SECTION 16(B). With respect to any person who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Board may, at any time, add such conditions and limitations respecting eligibility or participation under the Plan as it deems necessary or desirable to comply with the requirements of Rule 16b-3 thereunder; provided, however, that any rights or privileges that are extended to such persons shall be extended uniformly to all eligible employees.

         9.7 WITHHOLDING TAXES. Amounts withheld, shares issued and payments made pursuant to the Plan may be subject to withholding taxes, and the Company and its subsidiaries shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld.

         9.8 NO CONTINUED EMPLOYMENT. The Plan does not constitute a contract of employment or continued service, and participation in the Plan will not give any Employee the right to be retained in the employ of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

         9.9 TREATMENT AS STOCKHOLDER. Any contribution made by a Participating Employee under the Plan shall not create any rights in such Participating Employee as a stockholder of the Company until shares of Common Stock are registered in the name of such person.

         9.10 VOTING OF ISSUED SHARES. The Brokerage Agent will vote the Common Stock held in brokerage accounts on behalf of Participating Employees in accordance with instructions received from such Participating Employees. The Brokerage Agent will transmit to Participating Employees all proxy material and other reports furnished by the Company to its stockholders.

         9.11 GOVERNING LAW. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.


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